Exhibit 20



NEWS RELEASE
                                  from        LACLEDE STEEL COMPANY
                                              ONE METROPOLITAN SQUARE
                                              ST. LOUIS, MO 63102-2738
                                              TELEPHONE:  (314) 425-1400
------------------------------------------------------------------------------

FOR RELEASE:           November 30, 1998

CONTACT:               Thomas E. Brew, Jr.       or     Michael H. Lane
                       President and                    Vice President - Finance
                       Chief Executive Officer          (314) 425-1505
                       (314) 425-1460


                Laclede Steel Company Seeks Chapter 11 Protection
                Company Continues "Business As Usual" Operations

     St. Louis, Missouri ... Laclede Steel Company announced today that it and its subsidiaries, Laclede Chain Manufacturing Company and Laclede Mid America, Inc., filed voluntary petitions seeking reorganization under Chapter 11 of the United States Bankruptcy Code. The businesses and operations of Laclede Chain and Laclede Mid America have been and continue to be profitable. However, because of legal and practical considerations, it was necessary for these companies to file a voluntary petition for Chapter 11 reorganization in conjunction with Laclede Steel Company.

     Company officials said that the Chapter 11 filings will enable the Company to conduct its activities as usual while completing plans to improve its operational and financial structure. In a significant expression of confidence, BankAmerica Business Credit has agreed to provide a $85.0 million debtor-in-possession financing facility to meet ongoing operating needs. The Company has asked the court to approve this financing immediately.

     The Company has developed a plan to reorganize operations and improve operating efficiencies. But the ability to carry out this plan has been affected by greater than anticipated losses due to the deterioration in steel demand and selling prices since the end of last year. The Company said that this, together with recent operating losses, has put it in a position where it is unable to comply with the terms and conditions of its lending agreements.

     The Chapter 11 filings will provide the opportunity to complete negotiations on a restructuring plan while protecting the interests of the Company and its employees, customers and suppliers. It also will enable the Company to conduct its business as usual while the terms of a restructuring plan are finalized under the supervision of the court.

     Mr. Thomas E. Brew, Jr., President and Chief Executive Officer said, "In summary, we expect that the steps we have taken will permit the Companies to continue operating, and allow us to complete our restructuring plan, which will result in a financially viable company. While we wish this action were not necessary, we believe it presents the opportunity for a re-birth of Laclede Steel Company. It is also our expectation that Laclede Chain and Laclede Mid America will emerge from Chapter 11 as stronger and even more profitable businesses".

November 30, 1998
Page 2


     This press release contains forward-looking statements made pursuant to the "safe harbor" provisions of the federal securities law. Investors are cautioned that such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this press release include, but are not limited to, the overall demand for steel, the ability to maintain sales prices, productivity improvement programs, increases in the costs of ferrous scrap, increases in pension costs, increases in other materials and costs of production, increases in financing costs, labor relations, increased domestic or foreign steel competition, adverse developments arising from the Chapter 11 proceedings and adverse developments in the timing or results of the Company's current business plan. Additional factors that would cause actual results to differ materially from those contemplated within this press release can be found in the Company's periodic report filings with the Securities and Exchange Commission.

     Laclede Steel Company and its subsidiaries manufacture carbon and alloy steel products, including pipe products, hot rolled products, wire products and welded chain. Laclede operates facilities in Illinois, Indiana, Missouri, Pennsylvania and Oregon.





                                      # # #